Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

PetroShare Corp.

We consent to the use in this Amendment No. 3 to Registration Statement on Form S-1 of PetroShare Corp. of (i) our report dated March 29, 2016, relating to the financial statements of PetroShare Corp., and (ii) our report dated September 16, 2016, relating to the statement of revenues and direct operating expenses of certain assets acquired from PDC Energy, Inc., each appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ SingerLewak LLP
SingerLewak LLP
Denver, Colorado
October 31, 2016